Exhibit 10.2
SECOND AMENDED AND RESTATED
REVOLVING LINE OF CREDIT NOTE
No. AR — 4

$1,500,000	Dated: August 14, 2008
     Lime Energy Co., a Delaware corporation (the “Company”), for value received, promises to pay to Advance Biotherapy, Inc. (“Noteholder”), the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Maximum Principal Amount”), or so much thereof as may be advanced and be outstanding, together with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein. This Note is issued pursuant to that certain Note Issuance Agreement dated of even date herewith, by and among the Company, Noteholder and the other lender named therein, and the obligation of the Noteholder to make advances is subject to the Company’s compliance with the conditions set forth in the Note Issuance Agreement.
     Noteholder authorizes the Company to record on the grid sheet accompanying this Note (the “Grid Sheet”) all advances, repayments, prepayments and the unpaid principal balance from time to time. As provided in the AR Note Issuance Agreement, all advances, repayments and prepayments on the notes issued pursuant thereto are to be made pro rata among Noteholder and the lender named therein. Noteholder agrees that, in the absence of manifest error, the record kept by the Company on the Grid Sheet shall be conclusive evidence of the matters recorded, provided that the failure of the Company to record or correctly record any amount or date shall not affect the obligation of the Company to pay the outstanding principal balance of the advances and the interest thereon in accordance with this Note.
     The following is a statement of the rights of Noteholder and the conditions to which this Note is subject, and to which Noteholder, by the acceptance of this Note, agrees:
     1. Payment of Principal and Interest.
          1.1. Interest. The outstanding principal balance hereunder shall bear interest at the rate of seventeen percent (17%) per annum with twelve percent (12%) per annum payable in cash (the “Current Interest”) and the remaining five percent (5%) per annum to be capitalized (the “Capitalized Interest”). The Current Interest shall be payable on the first day of each calendar quarter, commencing on October 1, 2008 and continuing until the principal balance hereunder shall have been paid in full. The Capitalized Interest shall be added to the outstanding principal balance of this Note on the first calendar day of each quarter that this Note remains outstanding (the “Capitalized Interest”) and shall be due and payable on the Maturity Date (as hereinafter defined) or on such other date as may be required hereby. As used herein, references to the “principal balance” shall include Capitalized Interest. For the avoidance of doubt, Capitalized Interest shall bear interest at the same interest rate and shall be payable on the same terms as principal advanced by the Noteholder. Capitalized Interest and Current Interest shall be calculated based on a 365 day year for the actual number of days elapsed
          1.2. Principal. The entire outstanding principal balance and all accrued and unpaid interest shall be immediately due and payable on March 31, 2009 (the “Maturity Date”).
          1.3. Borrowing and Repayment. The Company may from time to time during the term of this Note borrow, partially or wholly, repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the Maximum Principal Amount. The outstanding principal balance of this Note, together with all accrued but unpaid interest, including, without limitation, all Capitalized Interest, shall be due and payable in full on the Maturity Date.
          1.4. Business Purpose; Usury Savings Clause. This Note is being issued for business purposes. The Company and Noteholder intend to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is the Company’s and Noteholder’s express intention that the Company not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 1.4 shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Noteholder to the Company), and the provisions hereof shall be immediately reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the payment of the maximum amount otherwise due under this Note.
          1.5. Application of Payments. Payments by the Company shall be applied first to any and all accrued interest through the payment date and second to the unpaid principal balance.
     2. Unused Funds Fee. The Company agrees to pay to Noteholder a fee (the “Unused Funds Fee”) calculated by multiplying (a) four percent (4%) times (b) the daily amount by which the Maximum Principal Amount exceeds the outstanding advances made to the Company, excluding Capitalized Interest, dividing the product by (c) 365 and then multiplying the quotient by (d) the number of days in such calendar quarter. The Unused Funds Fee shall be payable quarterly in arrears on the first Business Day (as hereinafter defined) of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which all amounts payable hereunder become due pursuant to the terms hereof. Any Unused Funds Fee that shall not be paid by the tenth (10th) day of each calendar quarter shall accrue interest at the rate of seventeen percent (17%) per annum until paid in full together with such accrued interest. “Business Day” shall mean any day, other than a Saturday, Sunday, a day that is a legal holiday under the laws of the State of Illinois or any other day on which banking institutions located in Chicago, Illinois are authorized or required by law or other governmental action to close.
     3. Termination Fee. In the event, and on the date (the “Termination Date”), that the Company delivers written notice to Noteholder terminating the lending relationship evidenced by this Note prior to the Maturity Date, the Company agrees to pay a termination fee to the Noteholder (the “Termination Fee”) calculated by dividing (a) Seventy-Five Thousand Dollars ($75,000) by (b) three hundred sixty five days and then multiplying the quotient by (c) the number of days from the Termination Date to the Maturity Date.
     4. Conversion of Note into Common Stock.
          4.1. Provided this Note has not been paid in full as of the Maturity Date, then, at any time from April 1, 2009 to March 31, 2010, Noteholder is entitled, at its option, to convert all or any portion of the principal amount then outstanding under this Note into shares of Common Stock of the Company (“Conversion Shares”) at the Conversion Price. The Conversion Price shall be $7.93 per share of Common Stock.
          4.2. Such conversion shall be achieved by submitting to the Company a conversion notice executed by the Noteholder evidencing such Noteholder’s intention to convert this Note or the specified portion hereof (“Notice of Conversion”). A Notice of Conversion may be submitted via facsimile to the Company at the telecopier number for the Company provided on the signature page to this Note (or at such other number as requested in advance of such conversion in writing by the Company), and such facsimile copy shall be deemed an original Notice of Conversion for all purposes. The Company and Noteholder shall each keep records with respect to the portion of this Note then being converted and all portions previously converted; upon receipt by Noteholder of the requisite Conversion Shares, the outstanding principal amount of the Note shall be reduced by the amount specified in the Notice of Conversion resulting in such Conversion Shares. Upon request by the Company, the Noteholder shall surrender this Note along with the Notice of Conversion for the purposes of canceling this Note where the amount of principal so converted is the entire amount outstanding under this Note.
          4.3. After the Maturity Date, if any principal amount remains outstanding under this Note, the Company agrees it will provide Noteholder with ten calendar days’ advance written notice prior to any repayment. Following such notice, the Noteholder may at its election choose to convert pursuant to this Section 4 either the amount of principal proposed to be repaid, or the entire principal amount then outstanding.
          4.4. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. Accrued interest on the converted portion of the Note shall be payable upon conversion thereof, in cash or Conversion Shares at the Conversion Price, at the Noteholder’s option as specified in the Notice of Conversion. In all cases, the Company shall deliver the Conversion Shares to the Holder within five (5) Business Days after its receipt of the Notice of Conversion, and at the address specified in the Notice of Conversion.
     5. Events of Default.
          5.1. Definition. For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:
     (a) the Company fails to pay within ten (10) days after written demand the Current Interest or Unused Funds Fee then due and payable on this Note; or
     (b) the Company fails to pay in full the principal balance (including, without limitation, the Capitalized Interest) outstanding together with accrued but unpaid interest thereon on the Maturity Date; or
     (c) the Company fails to pay the Termination Fee on the Termination Date; or
     (d) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and such petition, application or proceeding is not dismissed within sixty (60) days, or
     (e) the Company sells all or substantially all of its assets.
          5.2. Consequences of an Event of Default. If any Event of Default has occurred and is continuing, Noteholder may declare all or any portion of the outstanding principal balance of this Note (together with all accrued interest and all other amounts due and payable with respect to this Note) to be immediately due and payable and may demand, by written notice delivered to the Company, immediate payment of all or any portion of the outstanding principal balance of this Note (together with all such other amounts then due and payable under this Note).
     6. Waiver. The Company waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right under this Note.
     7. Collection. If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys’ fees and costs incurred by Noteholder.
     8. Security. The Company’s obligations under this Note are secured by that certain Security Agreement dated as of the date hereof made by the Company in favor of the Noteholder and Richard P. Kiphart.
     9. General Provisions.
          9.1. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) three (3) days after being sent by registered or certified mail, return receipt requested, or (b) on the first Business Day after being deposited with a nationally recognized overnight delivery service for next Business Day delivery, or (c) when personally delivered, in each case with all postage and fees prepared and addressed, as the case may be, to Noteholder at 227 W. Monroe Street, Suite 2900, Chicago, Illinois 60606, Attention: Chief Executive Officer, or to the Company at the address below its name on the signature page hereof, with a copy to Reed Smith, LLP., 10 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, Attention: Evelyn Arkebauer, or to such other person or address as either party shall designate to the other from time to time in writing delivered in like manner.
          9.2. Amendment. This Note amends and restates in its entirety that certain Amended and Restated Revolving Line of Credit Note dated June 6, 2008 heretofore delivered by Company to Noteholder (the “Original Note”) and constitutes a renewal, extension and restatement of, and a replacement and substitute for the Original Note. The indebtedness evidenced by the Original Note is a continuing indebtedness and nothing herein shall be deemed to constitute a payment, settlement or novation of the Original Note. The provisions of this Note may be amended only by written agreement of the Company and Noteholder.
          9.3. Severability; Headings. In case any provision of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby, unless to do so would deprive Noteholder or the Company of a substantial part of its bargain. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.
          9.4. Entire Agreement; Changes. This Note contains the entire agreement between the parties hereto superseding and replacing any prior agreement or understanding relating to the subject matter hereof. Neither this Note nor any term hereof may be changed, waived, discharged or terminated orally but, except as provided in Section 8.2 above, only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
          9.5. Successors and Assigns. This Note shall be binding upon the Company’s successors and assigns.

          9.6. Remedies Cumulative. The Noteholder’s rights and remedies set forth in this Note are not intended to be exhaustive and the exercise by Noteholder of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently exist in law or in equity or by statute or otherwise.
          9.7. Governing Law. This Note shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Illinois, excluding that body of law applicable to conflicts of law.
[Signature on following page]

     IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first written above.

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz
Title:	Chief Financial Officer
Address:	1280 Landmeier Road
Elk Grove Village, IL 60007
Attn: Chief Financial Officer Facsimile: (847) 437-4969

GRID SHEET FOR
SECOND AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE
ADVANCES AND PAYMENTS OF PRINCIPAL

	Amount of	Amount of	Unpaid Principal	Notation Made
Date	Advance	Principal Paid	Balance	By